Exhibit 99.1

WorldHeart Receives US Clinical Study Approval for the Levacor™ VAD

Salt Lake City, UT, USA — August 20, 2009: (“WorldHeart”, Nasdaq: WHRT) - World Heart Corporation (WorldHeart) announced today that it has received FDA conditional approval to begin a bridge-to-transplant (BTT) study of the Levacor Ventricular Assist Device (VAD) at ten US centers.

The company is required to provide some additional information to the FDA within 45 days, but the study is permitted to begin upon receipt of clinical center Institutional Review Board (IRB) approvals.  WorldHeart has been working closely with a number of clinicians and clinical sites that are interested in participating in the Levacor Study.

Center expansion beyond the initial ten sites will be based upon a supplemental IDE application and subsequent FDA approval.  Study enrollment will involve approximately 200 subjects, with an opportunity to demonstrate statistical significance through a planned interim analysis at approximately 150 subjects.  “We are extremely pleased to reach this key milestone in the development and clinical implementation of the Levacor VAD”, said Mr. J. Alex Martin, WorldHeart’s President and CEO.

“We are also pleased that the clinical study has been assigned CMS category B2, which makes insurance reimbursement possible.  Finally, we believe that our unique assist technology will provide life-saving potential for many heart-failure patients and further advance mechanical circulatory support therapy.”

The Levacor VAD is the only bearingless, fully magnetically levitated, implantable centrifugal pump to enter clinical trials.  The pump uses magnetic levitation to fully suspend the spinning rotor, its only moving part, inside a compact housing.  As described by Mr. Jal S. Jassawalla, WorldHeart’s Executive Vice President and Chief Technology Officer, “full magnetic levitation eliminates dependence on blood properties for rotor suspension, as well as wear within the pump.  This design is expected to optimize blood compatibility by providing unobstructed clearances around the rotor, across a wide range of operation.  We look forward to partnering with prominent clinicians at leading transplant centers to demonstrate Levacor safety and efficacy.”

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands. WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to the advancement of WorldHeart’s clinical development programs and the growth of its overall business, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart’s products; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.